                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Georgia-Pacific Corporation
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                          Georgia-Pacific Corporation
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                PRELIMINARY COPY


(LOGO)               GEORGIA-PACIFIC CORORATION    133 Peachtree Street, N.E.
                                                   P.O. Box 105605
                                                   Atlanta, Georgia 30348-5605
                                                   Telephone (404) 652-4000


                                                      March (      ), 1994

Dear Shareholder:

      The Annual Meeting of Shareholders of Georgia-Pacific Corporation will be held on May 3, 1994, at the Sheraton Augusta Hotel, 2651 Perimeter Parkway, in Augusta, Georgia. The meeting will begin promptly at 11:00 A.M., local time, and we hope that it will be possible for you to attend.

      The following Notice of Annual Meeting outlines the business to be conducted at the meeting, which includes the election of directors.

      To assist us in preparing for the Annual Meeting, please indicate if you will be attending by marking the appropriate box on the enclosed proxy card. Approximately two weeks prior to the Annual Meeting, an admission card will be sent to you from our transfer agent, First Chicago Trust Company of New York.

      Regardless of whether you plan to be present at the Annual Meeting, your shares should be represented and voted. THEREFORE, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND.

                                                   Sincerely,


                                                   /s/ A. D. Correll
                                                   ----------------------------
                                                   A. D. Correll
                                                   Chairman
                                                   and Chief Executive Officer

                          GEORGIA-PACIFIC CORPORATION
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 3, 1994
                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Georgia-Pacific Corporation will be held at the Sheraton Augusta Hotel, 2651 Perimeter Parkway, Augusta, Georgia, on Tuesday, May 3, 1994, at 11:00 A.M., local time, for the purposes of:

     (1) electing five directors;

     (2) approving the 1994 Management Incentive Plan;

     (3) adopting or rejecting a shareholder proposal relating to establishment of a Nominating Committee composed solely of directors who meet the definition of independence set forth in such proposal; and

     (4) transacting such other business as may properly come before the meeting or any adjournment thereof.

     Only the holders of record of Common Stock of the Corporation at the close of business on March 14, 1994 are entitled to notice of, and to vote at, the meeting.

                                             By order of the Board of Directors,

                                             /s/ Kenneth F. Khoury
                                             ---------------------
                                             Kenneth F. Khory
                                             Secretary


133 Peachtree Street, N.E.
Atlanta, Georgia 30303
March (     ), 1994

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                          GEORGIA-PACIFIC CORPORATION
                           133 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303

                             ---------------------

                                PROXY STATEMENT

     The 1994 Annual Meeting of Shareholders of Georgia-Pacific Corporation ("Georgia-Pacific" or the "Corporation") will be held on May 3, 1994, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The solicitation of the enclosed proxy is made by the Board of Directors of the Corporation (the "Board") and the cost of the solicitation will be borne by the Corporation. On or about March [ ], 1994, the Corporation commenced mailing this Proxy Statement and the enclosed form of proxy to holders of the Common Stock of the Corporation ("Common Stock").

OUTSTANDING VOTING SECURITIES OF THE CORPORATION

     Holders of record of Common Stock at the close of business on March 14, 1994, are entitled to one vote for each share of Common Stock held. As of March 14, 1994, 90,346,924 shares of Common Stock were outstanding.

ACTION TO BE TAKEN UNDER THE PROXIES

     A properly executed proxy in the enclosed form will be voted in accordance with the instructions thereon. If no instructions are given with respect to the matters to be acted on, the persons acting under the proxies will vote the shares represented thereby for the election of five nominees for director in Class I; for approving the 1994 Management Incentive Plan; against the shareholder proposal set forth and described herein under the caption "III. Shareholder Proposal -- Nominating Committee"; and at their discretion as to such other business as may properly come before the meeting or any adjournment thereof. The Board does not know of any other business to be brought before the meeting. It is not anticipated that any nominee for election as a director will become unable to accept nomination, but if such an event should occur the person or persons acting under the proxies will vote for a substitute nominee designated by the Nominating Committee or by the Board.

CONFIDENTIAL VOTING POLICY

     In January 1992, the Board adopted a policy to ensure the confidentiality of the individual votes of the Corporation's shareholders, with certain limited exceptions. The policy provides that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders will be kept confidential and will not be disclosed to the Corporation, its affiliates, directors, officers and employees or to any third parties except where (i) disclosure is required by applicable law, (ii) a shareholder expressly requests disclosure, or (iii) the Corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. In addition, aggregate vote totals may be disclosed to the Corporation from time to time and publicly announced at the meeting of shareholders to which such vote totals relate. Proxy cards will be returned to, and tabulated by, an independent third party. The Corporation is not required to comply with this confidential voting policy in the event of a proxy contest unless the other person soliciting proxies in the contest agrees to comply with the policy.

     This confidential voting policy does not prohibit shareholders from disclosing the nature of their votes to the Corporation or to the Board if they wish to do so. The policy is intended to enhance shareholder rights and to encourage free and voluntary communication between the Corporation and its shareholders.

                            I. ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES

     The Bylaws of the Corporation provide for the division of the Board into three classes with the directors in each class serving for a term of three years. At the Annual Meeting of Shareholders on May 3, 1994, five nominees for director in Class I are to be elected to serve until the Annual Meeting of Shareholders in 1997, or until their successors are elected and qualified. Directors are elected by a plurality of the votes cast by the holders of Common Stock at a meeting at which a quorum is present, in person or by proxy. All current directors who are nominees for the office of director and all directors whose terms of office will continue after the meeting currently serve on the Board pursuant to shareholder election except: David R. Goode, who was elected by the Board, effective July 27, 1992, as a director in Class II to serve until the Annual Meeting of Shareholders in 1995 to fill the vacancy created by the resignation from the Board of Ronald P. Hogan; M. Douglas Ivester, who was elected by the Board, effective July 26, 1993, as a director in Class I to serve until the Annual Meeting of Shareholders in 1994 to fill the vacancy created by the retirement from the Board of F. James McDonald; and Louis W. Sullivan, who was elected by the Board, effective July 26, 1993, as a director to fill the vacancy created by an increase in the number of directors provided for in the bylaws of the Corporation.

     Jane Evans was nominated by the Board of Directors on February 2, 1994, for election as a director in Class I to serve until the Annual Meeting of Shareholders in 1997 to fill one of the vacancies that will be created by the retirements from the Board, effective May 3, 1994, of Norma Pace and Clifton C. Garvin, Jr.
- --------------------------------------------------------------------------------
                Nominees for Election in Class I on May 3, 1994
- --------------------------------------------------------------------------------

- ----------------   ALSTON D. CORRELL, 52, Chief Executive Officer of Georgia-Pacific since May
- ----------------   4, 1993, and Chairman of the Corporation since Mr. Hahn's retirement on
- ----------------   December 2, 1993, has been a director of the Corporation since 1992. Mr.
- ----------------   Correll served as President and Chief Operating Officer of the Corporation
- ----------------   from August 1991 until May 4, 1993, and as President and Chief Executive
- ----------------   Officer from May 4, 1993, until December 2, 1993. Mr. Correll became an
- ----------------   officer of the Corporation in 1988, and served as Senior Vice
- ----------------   President -- Pulp and Printing Paper from February 1988 through March 1989,
- ----------------   and Executive Vice President -- Pulp and Paper from April 1989 through July
                   1991.
- ----------------------------------------------------------------------------------------------
- ----------------   JANE EVANS, 49, has served as Vice President and General Manager of the
- ----------------   Home and Personal Services Market Unit of US West Communications, Inc.
- ----------------   (telecommunications company) since April 1991. From 1989 through March
- ----------------   1991, she was President and Chief Executive Officer of InterPacific Retail
- ----------------   Group (apparel specialty store retailer).
- ----------------
- ----------------   Ms. Evans is a director of Philip Morris Companies, Inc., Edison Brothers
- ----------------   Stores, Inc., Kaufman & Broad Home Corp. and Banc One -- Arizona.
- ----------------

- ----------------------------------------------------------------------------------------------
- ----------------   RICHARD V. GIORDANO, 60, Chairman of British Gas plc (purchase, distri-
- ----------------   bution and sale of gas and gas supported services, exploration and
- ----------------   production of hydrocarbons) since January 1, 1994, has been a director of
- ----------------   Georgia-Pacific since 1984. Mr. Giordano served as Group Managing Director
- ----------------   and Chief Executive of The BOC Group plc (manufacturer of industrial gases
- ----------------   and other products) from 1979 until 1985, when he became Chairman. He
- ----------------   continued to serve as Chief Executive until January 1, 1991, and as
- ----------------   Chairman until his retirement in January 1992.
- ----------------
                   Mr. Giordano is also a director of British Gas plc, Grand Metropolitan plc,
                   The BOC Group plc, Reuters Holdings plc and RTZ Corporation plc.
- ----------------------------------------------------------------------------------------------
- ----------------   M. DOUGLAS IVESTER, 47, Executive Vice President and Principal Operating
- ----------------   Officer/North America of The Coca-Cola Company (manufacturer and distrib-
- ----------------   utor of soft drink beverages, syrups and concentrates and frozen and
- ----------------   chilled citrus products) since April 1993 and President of Coca-Cola USA
- ----------------   since August 1990, has been a director of Georgia-Pacific since July 26,
- ----------------   1993. Mr. Ivester served as Senior Vice President of Finance and Chief
- ----------------   Financial Officer of The Coca-Cola Company from November 1983 and January
- ----------------   1985, respectively, until June 1989, when he assumed the position of
- ----------------   President, European Community Group of the International Soft Drink
                   Business Sector of that corporation. He was named President of Coca-Cola
                   USA in August 1990, and President of The Coca-Cola Company's North America
                   Business Sector in July 1991.

                   Mr. Ivester is also a director of Coca-Cola Enterprises Inc.
- ----------------------------------------------------------------------------------------------
- ----------------   LOUIS W. SULLIVAN, M.D., 60, President of Morehouse School of Medicine,
- ----------------   Atlanta, Georgia, since January 1993, has been a director of
- ----------------   Georgia-Pacific since July 26, 1993. Dr. Sullivan served as Secretary of
- ----------------   the United States Department of Health and Human Services from March 1989
- ----------------   until January 1993.
- ----------------
- ----------------   Dr. Sullivan is also a director of General Motors Corporation, CIGNA Corpo-
- ----------------   ration, Bristol-Myers Squibb Company, Household International, Inc.,
- ----------------   Medical Review Systems, Inc. and Minnesota Mining & Manufacturing Company.
- ----------------------------------------------------------------------------------------------
                                           Continuing Directors
- ----------------------------------------------------------------------------------------------
- ----------------   ROBERT CARSWELL, 65, has been a director of Georgia-Pacific since 1987, and
- ----------------   his current term as a director will expire in 1996. Mr. Carswell has been
- ----------------   Counsel to the law firm of Shearman & Sterling, New York, New York since
- ----------------   January 1994, and was a partner of that firm from 1981 through 1993. Mr.
- ----------------   Carswell also has served as Chairman of the Private Export Funding Corpora-
- ----------------   tion, New York, New York (finance company affiliated with the Export-Import
- ----------------   Bank of the United States) since 1993. From 1977 to 1981, Mr. Carswell was
- ----------------   Deputy Secretary of the Treasury of the United States.
- ----------------

- ----------------------------------------------------------------------------------------------
- ----------------   JEWEL PLUMMER COBB, 70, Trustee Professor at California State University,
- ----------------   Los Angeles, since September 1, 1990, has been a director of Georgia-
- ----------------   Pacific since 1991, and her current term as director will expire in 1996.
- ----------------   Dr. Cobb served as President of California State University, Fullerton,
- ----------------   from October 1981 until her retirement in August 1990.
- ----------------
- ----------------   Dr. Cobb is also a director of CPC International Inc., First Interstate
- ----------------   Bancorp and AlliedSignal Inc.
- ----------------
- ----------------------------------------------------------------------------------------------
- ----------------   DONALD V. FITES, 60, has been Chairman and Chief Executive Officer of
- ----------------   Caterpillar Inc. (design, manufacture and marketing of earthmoving,
- ----------------   construction and other equipment and engines) since July 1, 1990, having
- ----------------   previously served as President and Chief Operating Officer from June 1989
- ----------------   through June 1990 and as Executive Vice President from 1985 through June
- ----------------   1989. Prior to that, he held various positions with Caterpillar Inc. since
- ----------------   1956. Mr. Fites has been a director of the Corporation since 1992, and his
- ----------------   current term as a director will expire in 1995.
- ----------------
                   Mr. Fites is also a director of Caterpillar Inc., First Chicago Corporation and Mobil Corporation.
- ----------------------------------------------------------------------------------------------
- ----------------   HARVEY C. FRUEHAUF, JR., 64, President of HCF Enterprises, Inc. (private
- ----------------   investment management company), St. Clair Shores, Michigan, has been a
- ----------------   director of Georgia-Pacific since 1968, and his current term as director
- ----------------   will expire in 1995. Mr. Fruehauf has been President of HCF Enterprises,
- ----------------   Inc. since 1969.
- ----------------
- ----------------
- ----------------
- ----------------
- ----------------------------------------------------------------------------------------------
- ----------------   DAVID R. GOODE, 53, Chairman, President and Chief Executive Officer of
- ----------------   Norfolk Southern Corporation (a transportation holding company), Norfolk,
- ----------------   Virginia, has been a director of Georgia-Pacific since 1992, and his
- ----------------   current term as a director will expire in 1995. Mr. Goode served as Vice
- ----------------   President -- Taxation of Norfolk Southern Corporation from July 1, 1985,
- ----------------   until January 1, 1991, as Executive Vice President -- Administration from
- ----------------   January 1, 1991, until October 1, 1991, and as President from October 1,
- ----------------   1991, until assuming his present duties effective September 1, 1992.
- ----------------
                   Mr. Goode is also a director of Norfolk Southern Corporation, Caterpillar
                   Inc. and TRINOVA Corporation.
- ----------------------------------------------------------------------------------------------
- ----------------   T. MARSHALL HAHN, JR., 67, Honorary Chairman of the Board of Georgia-
- ----------------   Pacific, retired as Chairman on December 2, 1993, and as Chief Executive
- ----------------   Officer of the Corporation on May 4, 1993. Mr. Hahn has been a director of
- ----------------   Georgia-Pacific since 1973, and his current term as director will expire in
- ----------------   1996. He became an executive officer of the Corporation in 1975, President
- ----------------   in 1976, Chief Operating Officer in 1982, Chief Executive Officer in 1983
- ----------------   and Chairman of the Board on February 1, 1984. From 1962 through 1974, Mr.
- ----------------   Hahn was President of Virginia Polytechnic Institute and State University.
- ----------------
                   Mr. Hahn is also a director of Coca-Cola Enterprises Inc., Norfolk Southern
                   Corporation and SunTrust Banks, Inc.

- ----------------------------------------------------------------------------------------------
- ----------------   FRANCIS JUNGERS, 67, a private business consultant and investor in
- ----------------   Portland, Oregon, has been a director of Georgia-Pacific since 1978, and
- ----------------   his current term as director will expire in 1996. He has been a consultant
- ----------------   since January 1, 1978, when he retired as Chairman and Chief Executive
- ----------------   Officer of Arabian American Oil Company (an oil and gas producer), a
- ----------------   position he had held since 1973.
- ----------------
- ----------------   Mr. Jungers is also a director of Dual Drilling Company, Star Technologies,
- ----------------   Inc., Thermo Electron Corporation, Thermo Instrument Systems, Inc. and The
                   AES Corporation.
- ----------------------------------------------------------------------------------------------
- ----------------   ROBERT E. McNAIR, 70, Chairman of the Firm and Senior Shareholder of the
- ----------------   law firm of McNair & Sanford, P.A., Columbia, South Carolina, has been a
- ----------------   director of Georgia-Pacific since 1972, and his current term as director
- ----------------   will expire in 1996. He became a partner in the law firm of McNair,
- ----------------   Konduros & Corley, a predecessor of McNair & Sanford, P.A., in 1971.
- ----------------
- ----------------   Mr. McNair is also a director of NationsBank Corporation and Norfolk
- ----------------   Southern Corporation.
- ----------------
- ----------------------------------------------------------------------------------------------
- ----------------   JAMES B. WILLIAMS, 61, Chairman and Chief Executive Officer of SunTrust
- ----------------   Banks, Inc. (bank holding company), Atlanta, Georgia, since April 1991 and
- ----------------   April 1990, respectively, has been a director of Georgia-Pacific since
- ----------------   1989, and his current term as a director will expire in 1995. Mr. Williams
- ----------------   was President of SunTrust Banks, Inc. from April 1990 until April 1991 and
- ----------------   Vice Chairman from July 1984 through April 1990, President of Trust Company
- ----------------   of Georgia (bank holding company) from 1981 through January 1989 and
- ----------------   President of SunBanks, Inc. (bank holding company) from January 1986
- ----------------   through January 1989.
                   Mr. Williams is also a director of The Coca-Cola Company, Genuine Parts
                   Company, Rollins, Inc., RPC Energy Services, Inc., Sonat Inc. and SunTrust
                   Banks, Inc.

OWNERSHIP OF COMMON STOCK OF THE CORPORATION

     Georgia-Pacific knows of no person who was the beneficial owner, as of March 1, 1994, of more than 5% of the outstanding shares of Georgia-Pacific Common Stock. Set forth below is the number of shares of Common Stock beneficially owned on March 1, 1994 by all directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page 10, and by all directors and executive officers as a group, based on data furnished by such directors, nominees and executive officers. Unless otherwise specifically stated, directors, nominees and executive officers have sole voting and investment power with respect to shares listed.

                                                              NUMBER OF
                                                             SHARES OWNED
                                                            AND NATURE OF         PERCENT OF
                           NAME                          BENEFICIAL OWNERSHIP    COMMON STOCK
    ---------------------------------------------------  --------------------    ------------
    Robert Carswell....................................            1,000(1)             *%
    Jewel Plummer Cobb.................................              500(1)             *
    Alston D. Correll..................................           78,000(2)             *
    Jane Evans.........................................               --                *
    Donald V. Fites....................................            1,631                *
    Harvey C. Fruehauf, Jr.............................          853,211(3)             *
    Clifton C. Garvin, Jr..............................            3,500(4)             *
    Richard V. Giordano................................            1,000                *
    David R. Goode.....................................              500(1)             *
    T. Marshall Hahn, Jr...............................          100,316                *
    M. Douglas Ivester.................................            1,000(1)             *
    Francis Jungers....................................            4,100(5)             *
    Robert E. McNair...................................              317(1)(6)          *
    Norma Pace.........................................              375(1)(4)          *
    Louis W. Sullivan..................................              100                *
    James B. Williams..................................            2,000(1)             *
    James C. Van Meter.................................           85,861(2)             *
    W. E. Babin........................................           10,000(2)             *
    Davis K. Mortensen.................................           66,530(2)             *
    George A. MacConnell...............................           37,733(2)             *
    All Directors and Executive Officers as a Group....        1,400,755(7)          1.55%(7)

- ---------------

* Less than 1 percent.

(1) In addition to the shares beneficially owned by such person, this director has elected to defer payment of a portion of the directors' fees payable to him or her, with such amounts to earn a return to be determined as if they had been invested in Common Stock of the Corporation. As of March 1, 1994, the deferred compensation account of the directors listed below included amounts equivalent to the number of shares of Common Stock listed opposite their names:

     Mr. Carswell      8,121
     Dr. Cobb            389
     Mr. Goode           898
     Mr. Ivester         314
     Mr. McNair        7,946
     Mrs. Pace         2,641
     Mr. Williams      1,895

(2) Includes the following numbers of restricted shares of the Corporation's Common Stock awarded under the 1988 and 1990 Long-Term Incentive Plans to the following persons in their capacity as executive officers of the
     Corporation:

                                                             1990 LTIP   1988 LTIP    TOTAL
                                                             ---------   ---------   -------
    Mr. Correll............................................    36,000      34,000     70,000
    Mr. Van Meter..........................................    27,000      39,000     66,000
    Mr. Mortensen..........................................    20,000      39,000     59,000
    Mr. Babin..............................................    10,000         -0-     10,000
    Mr. MacConnell.........................................    10,000      24,000     34,000

     Mr. Van Meter's shares will vest in connection with his retirement from the Corporation. See Note 8 to the Summary Compensation Table in this Proxy Statement.

(3) With respect to these shares, Mr. Fruehauf has: (i) sole voting and investment power as to 286,031 shares; (ii) sole voting power and shared investment power as to 311,649 shares; (iii) shared voting and investment power as to 207,460 shares; (iv) investment power but no voting power as to 36,223 shares; and (v) no voting or investment power as to 11,848 shares. Mr. Fruehauf disclaims beneficial ownership as to 832,929 of such shares.

(4) Mr. Garvin and Mrs. Pace will retire from the Board of Directors effective May 3, 1994.

(5) Includes 100 shares held in the name of Mr. Jungers' spouse, as to which Mr. Jungers shares voting and investment power.

(6) Held by Mr. McNair's spouse. Mr. McNair disclaims beneficial ownership of such shares.

(7) Includes an aggregate of 366,800 shares of restricted Common Stock awarded to executive officers under the 1988 and 1990 Long-Term Incentive Plans. As of March 1, 1994, no director or executive officer beneficially owned in excess of 1% of the outstanding Common Stock.

QUALIFICATION, TENURE AND RETIREMENT OF DIRECTORS

     Pursuant to a policy adopted by the Board of Directors, all directors who are officers of the Corporation, other than the Chairman and Chief Executive Officer, are required to retire as directors when they retire as officers. All other directors may continue to serve until the expiration of the term in which he or she attains the age of 70 years. Similarly, no person who has attained the age of 70 years shall be designated by the Board for election as a director.

     The policy also requires the Corporation to maintain a majority of "independent" directors. "Independent" directors are directors who are not employees, retired employees or in a business or professional relationship with the Corporation that is material to the director.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors is scheduled to hold four regular meetings in 1994 and will hold special meetings when the business of the Corporation requires. During 1993 the Board held four regular meetings and one special meeting. All members of the Board attended at least 75% of all Board and Committee meetings in 1993, except Mr. Goode, who was absent from Board and Committee meetings held on January 26 and 27, 1993, and Mr. McNair, who was absent from one Board and one Committee meeting held on January 26, 1993.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors currently appoints an Executive Committee, Audit Committee, Nominating Committee and Stock Option Plan and Management Compensation Committee. The Board dissolved its Finance Committee after the May 4, 1993, meeting of such Committee.

     Executive Committee. Messrs. Carswell, Correll, Fruehauf, Giordano, Hahn, Jungers and Williams are members of the Executive Committee, and Mr. Correll is Chairman of the Committee. The Executive Committee is authorized to exercise the powers of the full Board between meetings thereof, except that its authority does not extend to certain fundamental matters of corporate governance or to certain fundamental corporate transactions. The Committee does not hold regularly scheduled meetings but meets when necessary. This Committee held three meetings in 1993.

     Audit Committee. Dr. Cobb and Messrs. Fites, Fruehauf, Garvin, Giordano, Jungers and McNair, none of whom are employees of the Corporation, are members of the Audit Committee, and Mr. Giordano is Chairman of the Committee. The primary responsibilities of the Audit Committee are to provide assurance to the Board of Directors that financial disclosures made by management fairly present the Corporation's financial condition, cash flows and results of operations; provide assurance to the Board that the Corporation is in reasonable compliance with pertinent laws and regulations, is conducting its affairs ethically and is maintaining effective controls against employee conflicts of interest, misconduct and fraud; review the planning and results of the audit of the Corporation's financial statements with the Corporation's independent public accountants; review the adequacy of the system of internal controls; and review the planned scope of and fees charged by the independent public accountants for examinations of the Corporation's financial statements. In addition, the Audit Committee reviews the results of certain examinations that have been performed by the Internal Audit Department of the Corporation. This Committee held four meetings in 1993.

     Nominating Committee. Messrs. Goode, McNair and Williams, Dr. Cobb and Mrs. Pace are members of the Nominating Committee, and Mr. McNair is Chairman of the Committee. The Nominating Committee reviews all persons recommended to serve on the Board of Directors and makes recommendations to the Board of Directors regarding persons to be proposed by the Board as nominees for election as directors. This Committee also reviews and makes recommendations to the Board of Directors as to the composition, organization, work and affairs of the Board and its committees. The Committee will consider persons recommended for membership on the Board when suggested in good faith by a shareholder (with the consent of the nominee). The procedure shareholders must follow in order to nominate an individual for election to the Board of Directors is set forth under "Shareholder Nominations for Election of Directors" on pages 28-29. This Committee held two meetings in 1993.

     Stock Option Plan and Management Compensation Committee. Messrs. Carswell, Fites, Garvin, Giordano and Goode, none of whom are employees of the Corporation, are members of the Stock Option Plan and Management Compensation Committee, and Mr. Garvin is Chairman of the Committee. This Committee makes grants under the 1994 Employee Stock Option Plan and administers the 1988 Long-Term Incentive Plan and the 1990 Long-Term Incentive Plan. The members of the Committee are not eligible to participate in any of these plans. The Committee determines the salaries of the officers of the Corporation who are directors and recommends to the Board the salaries for the other officers. The Committee, in addition, studies and makes recommendations to the Board and makes certain other determinations with respect to other forms of compensation for officers and employees of the Corporation, including incentive compensation, retirement plans or other similar plans. The Committee has retained an independent consultant to advise it with respect to executive compensation matters. The Committee held four meetings in 1993.

COMPENSATION OF DIRECTORS

     Directors who are not officers of the Corporation receive an annual retainer fee of $32,500 per year (plus an additional $5,000 per year to each non-officer director serving as chairman of one or more committees of the Board of Directors) and an attendance fee of $1,500 for each Board and committee meeting and expenses incurred in attending all such meetings. Directors may defer all or a part of the fees payable to them provided at least $10,000 is deferred in each calendar year.

Directors may make elections under this plan to have: (a) the return on such deferral determined as if such funds had been invested (i) in Common Stock of the Corporation or (ii) at a floating interest rate equal to 3/4% over the six-month Treasury Bill rate, and (b) the fees paid upon retirement in a single payment or in annual cash payments.

     In addition, any director who has never been an officer of the Corporation and has served as a director of the Corporation for at least two years will be entitled to certain benefits upon retirement. The annual retirement benefit will equal 100% of the annual retainer for active directors in effect at the date of retirement (giving effect, as applicable and under certain conditions, to the additional retainer for committee chairmen), less 10% for each year less than ten years' total service as a director. The Corporation also provides $50,000 of group term life insurance for each director who is not an officer of the Corporation.

TRANSACTIONS WITH DIRECTORS

     Mr. McNair is Chairman of the Firm and Senior Shareholder of McNair & Sanford, P.A., Columbia, South Carolina. McNair & Sanford, P.A. performed legal services for the Corporation in 1993 and 1994, and it is anticipated that such firm will perform additional legal services for the Corporation in 1994.

     The Corporation has retained Mrs. Pace as a business consultant through April 30, 1994, at an annual rate of $100,000, plus expenses.

     Mr. Ivester, a director of the Corporation, is Executive Vice President and Principal Operating Officer/North America of The Coca-Cola Company and President of Coca-Cola USA, a division of The Coca-Cola Company. During 1993, the Corporation sold corrugated boxes to Coca-Cola USA in an amount totaling approximately $2.7 million. All such transactions were at arms length and on normal business terms.

     See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions" below for additional information regarding Messrs. Carswell, Fites, Goode and Williams.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Messrs. Carswell, Fites, Garvin, Giordano and Goode, current directors of the Corporation, and Mr. F. James McDonald, who retired from the Board during 1993, served on the Stock Option Plan and Management Compensation Committee of the Board of Directors (the "Compensation Committee") during 1993. Mr. Carswell is Counsel to and was a partner in the law firm of Shearman & Sterling, New York, New York. Shearman & Sterling performed legal services for the Corporation in 1993 and 1994, and it is anticipated that such firm will perform additional legal services for the Corporation in 1994. Caterpillar Inc., of which Mr. Fites is Chairman and Chief Executive Officer, has been, and continues to be, engaged in a number of commercial transactions with the Corporation, all of which have been, and are expected to be, in the ordinary course of business. During 1993, sales of machines and parts by Caterpillar Inc. dealers to the Corporation totalled approximately $9 million, and sales of the Corporation's products to Caterpillar Inc. totalled approximately $1.9 million. All such transactions were at arms length and on normal business terms.

     Mr. Hahn, a director and retired Chairman and Chief Executive Officer of the Corporation, served on the Compensation and Nominating Committee of the Board of Directors of Norfolk Southern Corporation during 1993. Mr. Goode is Chairman, President and Chief Executive Officer of Norfolk Southern Corporation. In 1993, the Corporation purchased common carrier rail services from Norfolk Southern Corporation and/or its subsidiaries in the aggregate amount of approximately $75 million, representing less than one and two percent, respectively, of 1993 revenues of the Corporation and Norfolk Southern. The Corporation also purchased transportation services from North American Van Lines, Inc., a wholly owned subsidiary of Norfolk Southern Corporation, in an amount totaling approximately $705,000. All such transactions were at arms length and on normal business terms.

     During 1993, Mr. Hahn also served on the Compensation Committee of the Board of Directors of SunTrust Banks, Inc., of which Mr. Williams, a director of the Corporation, is Chairman and Chief Executive Officer. The Corporation has ordinary borrowing and banking relationships with one or more subsidiaries of SunTrust Banks, Inc. All such transactions are at arms length and on normal business terms.

COMPENSATION OF EXECUTIVE OFFICERS

     The following sets forth information concerning the compensation of those who served as the Corporation's Chief Executive Officer during 1993 and each of the other four most highly compensated executive officers of the Corporation at the end of the last completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                        ANNUAL COMPENSATION
                               -------------------------------------       PAYOUTS          ALL
                                                       OTHER ANNUAL      ------------      OTHER
  NAME AND PRINCIPAL                         BONUS     COMPENSATION      LTIP PAYOUTS   COMPENSATION
       POSITION         YEAR   SALARY ($)    ($)(1)      ($)(2)(3)          ($)(5)       ($)(2)(6)
- ----------------------  -----  ----------   --------   -------------     ------------   ------------
T. Marshall Hahn,       1993   $1,386,538   $500,000    $10,356,019(4)    $ 1,437,500    $  593,266
  Jr..................  1992    1,500,000    500,000        484,307         2,013,750        12,080
  Chairman and Chief    1991    1,500,000         --                               --
  Executive Officer(7)

Alston D. Correll.....  1993      816,667    550,000        661,061         1,368,625         6,000
  Chairman and Chief    1992      650,000    300,000        148,884         1,141,875         6,000
  Executive Officer(7)  1991      562,500         --                               --

James C. Van Meter....  1993      600,000    214,465        847,328           863,250        12,266
  Vice Chairman and     1992      600,000    255,700        125,025         1,006,875        12,080
  Chief Financial       1991      527,083         --                               --
  Officer(8)

Davis K. Mortensen....  1993      515,000    195,134        848,083           718,750        12,266
  Executive Vice        1992      515,000    232,300        124,813           663,750        12,080
  President-Building    1991      500,000         --                               --
  Products

W. E. Babin...........  1993      440,000    157,274         38,544           359,375        11,966
  Executive Vice        1992      361,667    154,100         32,428           331,875        10,805
  President-Pulp and    1991      275,000         --                               --
  Paper

George A. MacConnell..  1993      310,000    117,459        525,338           359,375        11,141
  Senior Vice           1992      310,000    139,800         81,026           331,875        10,955
  President-            1991      300,000         --                               --
  Distribution and
  Millwork

- ---------------

(1) Reflects bonus paid under substantially similar Management Incentive Plans ("Incentive Plans") adopted in each year. The Chairman has not been eligible to participate in any Incentive Plan or similar bonus plan since 1986. Accordingly, neither Mr. Hahn nor Mr. Correll participated in the 1993 Incentive Plan. The Board, upon the recommendation of the Compensation Committee, awarded Mr. Hahn special bonuses with respect to 1993 and 1992 and Mr. Correll a special bonus with respect to 1993 in the amounts shown in the table. No bonuses were paid in 1991 because minimum performance standards were not achieved.

(2) In accordance with the transition provisions of the rules of the Securities and Exchange Commission, information with respect to fiscal year 1991 is omitted.

(3) Other Annual Compensation is composed of annual compensation not properly categorized as salary or bonus. It includes dividends paid during 1993 and 1992 with respect to shares of restricted Common Stock which were previously awarded under the 1988 and 1990 Long-Term Incentive Plans (the "LTIPs") when the Corporation achieved specified stock price appreciation performance goals. Four of five stock price appreciation targets were achieved under the 1988 LTIP and, accordingly, 80% of the total possible number of shares of restricted Common Stock were awarded to original participants under that plan. To date, 40% of the restricted shares allocated under the 1990 LTIP have been awarded with respect to most share allocations; fewer shares have been awarded with respect to recent share allocations. For further discussion of the operation of the Corporation's LTIPs, see note 5 below, the table entitled "Long-Term Incentive
     Plans -- Awards in Last Fiscal Year" on page 14, and "Report of Stock Option Plan and Management Compensation Committee on Executive Compensation" on page 16. The dividends paid in 1993 and 1992, respectively, on such shares of restricted Common Stock were as follows:
     Mr. Hahn, $193,600 and $223,200; Mr. Correll, $84,800 and $92,000; Mr. Van
     Meter, $91,600 and $105,200; Mr. Mortensen, $83,600 and $99,200; Mr. Babin,
     $8,000 and $8,000; and Mr. MacConnell, $49,600 and $59,200.

     The LTIPs provide that at the time restricted shares of Common Stock awarded under the LTIPs become vested, the Corporation will pay to appropriate taxing authorities a cash amount designed to approximate the amount of federal and state income taxes which would be incurred by the participant as a result of the vesting of the awarded shares and as a result of such cash payment, as if the participant were subject to such taxes at the highest statutory marginal federal and Georgia income tax rates on personal service income for the calendar year in which the award vests. The amount of the cash payment may not exceed 100% of the market value of the vested shares on the date of the vesting. Pursuant to the normal vesting provisions of the 1988 LTIP, shares awarded to the named executive officers in April 1988 vested in April 1993. Accordingly, cash payments in the following amounts were made with respect to the named executive officers in connection with such vesting: Mr. Hahn, $1,572,463; Mr. Correll, $449,275; Mr. Van Meter, $730,072; Mr. Mortensen, $730,072;
     Mr. Babin, $0; and Mr. MacConnell, $449,275. Such amounts are included in Other Annual Compensation. See note 5 below for a discussion of the vesting provisions of the LTIPs.

     Other Annual Compensation also includes, for the executive officers listed below, the following amounts:

                    MR. HAHN   MR. CORRELL   MR. VAN METER   MR. MORTENSEN   MR. BABIN   MR. MACCONNELL
                    --------   -----------   -------------   -------------   ---------   --------------
    Personal Use
      of
      Corporate
      Aircraft*:
      1993........  $ 68,387     $49,838        $     0         $ 1,754       $      0      $      0
      1992........   177,440      18,620              0             960              0             0
    Personal
      Automobile
      Allowances:
      1993........    12,516      12,516         12,516          12,516         12,516        10,020
      1992........    12,516      12,516         12,516          12,516         11,684        10,020
    Life Insurance
      Tax Gross-
      Up**:
      1993........    21,123       4,828          7,544          11,768          6,789         1,823
      1992........    14,800       3,383          3,383           8,246          3,039         1,277

     --------------------

      * Incremental cost to the Corporation of personal use of corporate aircraft.

** Reimbursements for taxes on imputed income related to life insurance paid for by the Corporation.

(4) In accordance with the normal vesting provisions of the LTIPs (see note 5 below), all restricted shares of Common Stock held by Mr. Hahn became vested when he retired on December 2, 1993. In accordance with the terms of the LTIPs the Corporation made a cash payment to appropriate taxing authorities in the aggregate amount of $8,143,113 to cover the amount of federal and Georgia income taxes incurred by Mr. Hahn as a result of such vesting. Of this amount, $6,927,723 was paid with respect to the vesting of 114,000 restricted shares of Common Stock awarded to Mr. Hahn in years prior to 1993, and $1,215,390 was paid with respect to the vesting of the 20,000 shares reflected in the Summary Compensation Table as "LTIP Payouts" for 1993. See note 3 above for a description of the tax payment provisions of the LTIPs.

(5) Represents the value, on their respective dates of award, of restricted shares of Common Stock of the Corporation awarded pursuant to the 1990 LTIP.

    Under the LTIPs, officers and key employees who are capable of having a significant impact on the performance of the Corporation are eligible for awards of restricted shares of Common Stock. The Board of Directors and the Compensation Committee have designated employee participants (currently there are approximately 500 participants in the 1990 LTIP) and their respective share allocations. The Compensation Committee may add employee participants to the 1990 LTIP, determine share allocations to such additional participants, and increase the share allocation of an existing participant in the 1990 LTIP if such participant's level of responsibility is increased significantly or in order to retain such participant in the employment of the Corporation.

    Participants in the LTIPs are awarded specified portions (in increments of 20%) of their respective share allocations on interim dates based on increases (in increments of 20%) in the average market value of the Corporation's Common Stock (defined in the 1990 LTIP as the average high/low price of the Common Stock over 20 consecutive trading days) from the initial price specified by the Board of Directors or the Compensation Committee, as the case may be, at the time of allocation. In connection with adoption of the 1990 LTIP, effective March 9, 1990, the 1988 LTIP was amended to provide that no further grants or awards of restricted shares would be made on or after such date.

    Certificates for restricted shares awarded are issued but are held by the Corporation until they become vested. Until restricted shares vest, participants may vote their awarded shares and will receive dividends on such shares at the same time and rate as holders of unrestricted Common Stock, but such shares may not be sold, pledged or otherwise assigned or conveyed.

    Restricted shares awarded to a participant under the LTIPs vest upon the earliest of (i) five years after the date such shares are awarded; (ii) termination of employment by such participant after attaining age 65 or for "good reason" (as defined); (iii) termination of employment of such participant by the Corporation for reasons other than "cause" (as defined); or (iv) death or total disability of such participant. In general, if a participant's employment with the Corporation terminates for reasons other than those mentioned above prior to the designated vesting date, the participant forfeits all rights with respect to his or her allocated shares.

    At December 31, 1993, the number and value of the aggregate shares of restricted Common Stock awarded to and beneficially held by each of the persons named above pursuant to the 1988 and 1990 LTIPs were as follows: Mr. Correll, 70,000 shares with a value of $4,812,500; Mr. Van Meter, 66,000 shares with a value of $4,537,500; Mr. Mortensen, 59,000 shares with a value of $4,056,250; Mr. Babin, 10,000 shares with a value of $687,500; and Mr. MacConnell, 34,000 shares with a value of $2,337,500. Upon his retirement on December 2, 1993, all

    134,000 restricted shares then held by Mr. Hahn became vested in accordance with the terms of the LTIPs. See note 4 above. An additional 28,000 restricted shares awarded to Mr. Hahn in April 1988 under the 1988 LTIP vested in April 1993. See note 3 above.

(6) Includes contributions by the Corporation to the Georgia-Pacific Corporation Savings and Capital Growth Plan on behalf of the named individuals in the following amounts for 1993 and 1992, respectively: Mr. Hahn, $9,266 and $9,080; Mr. Correll, $3,000 and $3,000; Mr. Van Meter, $9,266 and $9,080;
    Mr. Mortensen, $9,266 and $9,080; Mr. Babin, $9,266 and $9,080; and Mr.
    MacConnell, $9,266 and $9,080. Also includes premiums paid by the Corporation in each of 1993 and 1992 for life insurance for the benefit of the named individuals, in the following amounts: Mr. Hahn, $3,000; Mr. Correll, $3,000; Mr. Van Meter, $3,000; Mr. Mortensen, $3,000; Mr. Babin, $1,725; and Mr. MacConnell, $1,875.

    The Board of Directors has authorized the Corporation to provide retired CEOs with appropriate office space and reasonable secretarial support to the extent they request. The Corporation estimates the present value of its incremental cost to provide Mr. Hahn with this support, which is intended to facilitate his continuing activities and service on behalf of the Corporation, is $581,000. This amount is included in All Other Compensation.

(7) Prior to May 4, 1993, Mr. Correll served as President and Chief Operating Officer of the Corporation. Mr. Correll succeeded Mr. Hahn as Chief Executive Officer of the Corporation effective May 4, 1993, and as Chairman upon Mr. Hahn's retirement on December 2, 1993.

(8) Mr. Van Meter was elected Vice Chairman and Chief Financial Officer on January 27, 1993, having previously served as Executive Vice
    President - Finance and Chief Financial Officer. Mr. Van Meter resigned from the Board of Directors and as Chief Financial Officer effective February 28, 1994, and as Vice Chairman effective March 11, 1994, and will retire as an employee effective May 13, 1994. As a result, in accordance with the terms of the LTIPs, the shares of restricted Common Stock awarded to him through May 13 will become vested and an amount based on the fair market value of such shares at the time of vesting will be paid to appropriate taxing authorities to satisfy the federal and state tax obligations that will be incurred by him as a result of such vesting. Because he will be over 55 when he retires, Mr. Van Meter is eligible to retire under the Officers Retirement Plan. The Corporation has agreed to give him credit for four additional years of service so that, commencing at age 62, he will be eligible for full benefits under the Retirement Plan (see table under "Officers Retirement Plan" on page 15). Pursuant to the terms of the 1994 Management Incentive Plan, Mr. Van Meter also will be paid a pro rata share, based on his actual period of 1994 employment and his performance level in 1993, of any bonus paid pursuant to such Plan. The Corporation has entered into a consulting agreement with Mr. Van Meter pursuant to which he will advise on matters which were among his responsibilities as an officer, at a rate of $100,000 per year plus expenses for two years after his retirement. With respect to the Corporation's Executive Life Program he will receive a $1,000,000 death benefit, or its actuarial equivalent in a lump sum or as an annuity, as though he had retired with fifteen years of service. The Corporation will make payment to the appropriate taxing authorities to satisfy Mr. Van Meter's tax liability with respect to his Executive Life Program benefit. He also will receive $15,000 for legal, tax preparation and other services with respect to income received in 1994.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                                         (C)
                                                             (B)                    PERFORMANCE OR
                                                      NUMBER OF SHARES,           OTHER PERIOD UNTIL
                        (A)                            UNITS OR OTHER               MATURATION OR
                        NAME                              RIGHTS(#)                     PAYOUT
- ----------------------------------------------------  -----------------           ------------------
Mr. Hahn............................................            --                       N/A
Mr. Correll.........................................        40,000(1)(3)            March 9, 1995
                                                           100,000(2)(3)            March 9, 1995
Mr. Van Meter.......................................        10,000(1)(3)             May 13, 1994
Mr. Mortensen.......................................            --                       N/A
Mr. Babin...........................................            --                       N/A
Mr. MacConnell......................................            --                       N/A

- ---------------

(1) In conjunction with the planned promotion of Mr. Correll to Chief Executive Officer, the promotion of Mr. Van Meter to Vice Chairman and Chief Financial Officer and the assumption at that time by each of significant additional responsibilities, in January 1993, Mr. Correll and Mr. Van Meter were granted additional share allocations under the Corporation's 1990 Long-Term Incentive Plan (the "1990 LTIP") of 40,000 and 10,000 shares, respectively, each at an Initial Stock Price of $59.80. Under the terms of the 1990 LTIP, Mr. Correll and Mr. Van Meter are entitled to be awarded shares of restricted Common Stock in 20% increments of such share allocations based on 20% increases in the average market value of the Corporation's Common Stock (defined as the average high/low price of the Common Stock over 20 consecutive trading days) over the Initial Stock Price. Accordingly, in December 1993, Messrs. Correll and Van Meter were awarded 8,000 and 2,000 shares, respectively, when the average market value of the Common Stock first reached $71.76, and they will receive additional awards of 8,000 and 2,000 shares each only if, and when, the average market value of the Common Stock first reaches $83.72, $95.68, $107.64 and $119.60. Because any such award would be conditioned on continued employment at such time, Mr. Van Meter may earn additional awards based on increases in the market value of the Common Stock through May 13, 1994.

(2) In conjunction with his promotion to President and Chief Executive Officer in May 1993, Mr. Correll was granted an additional share allocation under the 1990 LTIP of 100,000 shares at an Initial Stock Price of $64.26. Under the terms of the 1990 LTIP, Mr. Correll will receive awards of 20,000 shares each only if, and when, the average market value of the Common Stock first reaches $77.12, $89.97, $102.82, $115.67 and $128.52. Any such award would be conditioned on continued employment at such time.

(3) Until such shares vest, recipients of restricted shares of the Corporation's Common Stock that may be awarded pursuant to the 1990 LTIP are entitled to vote such shares and receive dividends on them at the same rate and time as holders of the Corporation's unrestricted Common Stock, but may not sell, pledge or otherwise assign or convey such shares. Vesting of an award would occur five years after the date of such award, subject to special rules for early vesting in connection with an earlier termination of employment other than a voluntary termination prior to age 65 without "good reason" or a termination for cause (in which cases unvested awarded shares would be forfeited).

     Stock Options and Stock Appreciation Rights. The Corporation's executive compensation program currently does not include stock options or stock appreciation rights, and no such options or rights are outstanding to the named executive officers.

     Officers Retirement Plan ("Retirement Plan"). The Retirement Plan is represented by separate but substantially similar agreements with each officer. Subject to certain offsets, the Retirement Plan provides that Georgia-Pacific will make post-retirement monthly payments to each officer for life, based on an aggregate annual amount equal to 50% of the officer's average annual compensation (including bonuses under management incentive plans) during the officer's last four years of employment and, at the officer's death, will continue to pay to the officer's surviving spouse, for the remainder of such spouse's life, 50% of the amount that had been payable to the officer. Full benefits are payable upon retirement after attaining age 55 with 15 years of service (commencing at age 62) or age 65. Benefits generally are available to an officer who terminates employment with the Corporation before age 65 with at least three years of service but are not payable until age 62. Such termination benefits are reduced proportionately if total service at termination of employment is less than 15 years. Disability and death benefits are also provided.

     Retirement Plan benefits are subject to offset. Such offsets include the amounts which would become payable to the officer and to the officer's surviving spouse under the Georgia-Pacific Salaried Employees Retirement Plan ("SERP") and the value of the Corporation's contributions to the Georgia-Pacific Savings and Capital Growth Plan (the "Savings Plan"), in which virtually all salaried employees of the Corporation or its participating subsidiaries are eligible to participate. In the case of both the Savings Plan and the SERP, the officer's interest is converted to an actuarially equivalent joint and 50% survivor annuity for offset purposes. If an officer engages in certain competitive activity after retirement, benefits under the Retirement Plan terminate.

     The table below sets forth certain information relating to benefits under the Retirement Plan with respect to the named individuals (a) assuming retirement as of January 1, 1994, and (b) assuming retirement at age 65, using projected years of credited service at age 65 and final average compensation as of December 31, 1993. The benefits disclosed in the table represent the maximum estimated annual benefits under the Retirement Plan, without reduction for offsets provided for in such Plan. Because such amounts exceed the total of such offsetting payments, the amounts disclosed in the table below represent the estimated maximum aggregate benefit payable to the named executive officers under all pension and other defined benefit or actuarial plans.

                      Annual Benefit Based on 50% of Final
                            Average Compensation(1)

                                               RETIREMENT ON JANUARY 1, 1994
                                            -----------------------------------     RETIREMENT AT AGE 65
                                                ANNUAL             YEARS OF         --------------------
                                               BENEFITS        CREDITED SERVICE      ANNUAL BENEFIT(2)
                                            --------------     ----------------     --------------------
Mr. Correll...............................     $144,271                5                  $432,813
Mr. Van Meter.............................      222,687               10                   339,239
Mr. Mortensen.............................      307,179               31                   307,179
Mr. Babin.................................       42,170(3)             3(3)                210,852
Mr. MacConnell............................      184,657               22                   184,657

- ---------------

(1)  "Compensation" for these purposes means only base salary (including salary deferred as before-tax contributions to the Savings Plan) and management incentive bonuses, if any, and excludes any other cash or non-cash compensation items.
(2)  Except with respect to Mr. Van Meter, represents the formula benefit at normal retirement age 65 under the Retirement Plan, based on average annual compensation during the period 1990-1993. Mr. Van Meter, who will retire as an employee of the
     Corporation effective May 13, 1994, will be entitled to full benefits under the
     Retirement Plan. The amount in the table represents Mr. Van Meter's gross annual benefit under the Retirement Plan (without reduction for the offsets), based on average annual compensation during the four years preceding his retirement.
(3)  Does not reflect credit for past industry service. If Mr. Babin terminates his employment with the Corporation after attaining age 62, for purposes of calculating his benefit Mr. Babin will be credited with industry service prior to joining the
     Corporation. Any resulting additional benefits will be offset by retirement benefits paid to Mr. Babin by prior employers with respect to such additional period of service.

     Mr. Hahn, who retired on December 2, 1993, is entitled to full benefits under the Retirement Plan. Mr. Hahn's gross annual benefit under the Retirement Plan, which represents the maximum benefit payable under all pension and other defined benefit or actuarial plans, is $875,000.

                        REPORT OF STOCK OPTION PLAN AND
                       MANAGEMENT COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering executive compensation. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers, reviews and approves performance goals, establishes award opportunities, determines base salaries, approves incentive award payouts, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. The Compensation Committee consists of directors who are not employees of the Corporation, and who are not eligible to participate in any of the compensation plans that it administers. It has retained an independent compensation consultant to advise it with respect to executive compensation matters since July 1989.

  EXECUTIVE COMPENSATION POLICIES.

     The Corporation's executive compensation program consists of three elements: base salaries, annual incentive compensation opportunities, and long-term incentive compensation opportunities. The program measures various performance factors, but stresses two areas of performance which the Compensation Committee believes are critical to the Corporation's success:

     - Generation of cash flow, and

     - Significant appreciation in the price of the Corporation's Common Stock.

     The Omnibus Budget Reconciliation Act of 1993 (the "1993 Tax Act") generally provides that, beginning January 1, 1994, corporate deductions will be disallowed for compensation in excess of $1,000,000 paid to certain executive officers. "Performance-based compensation" is excluded from compensation subject to the $1,000,000 cap on deductibility. The Compensation Committee's policy is to design and administer the Corporation's executive compensation program to minimize any loss of tax deductibility. In particular, the variable compensation plans included in the executive compensation program will be modified as necessary in an attempt to ensure that payments under those plans will be treated as "performance-based compensation" under the Code and the proposed regulations. For that reason the 1994 Management Incentive Plan (the "1994 MIP"), which is described beginning on page 22 of this Proxy Statement, includes certain changes from the provisions of the 1993 MIP in order to qualify compensation paid under the 1994 MIP as performance-based compensation and is being submitted for approval by the shareholders of the Corporation.

     Base Salary. Executive officers' base salaries are reviewed annually, and are approved by the Compensation Committee and the Board of Directors. Initial salaries and subsequent increases in such salaries are based on individual qualifications, experience and performance, the nature of job responsibilities and competitive marketplace data. Salaries of executive officers are compared with those of their counterparts in a cross-section of U. S. industrial companies (including nine of the eleven companies in the Industry Peer Group Index included in the Comparison of Cumulative Five-Year Shareholder Return on page 22 of this Proxy Statement) which are similar to the Corporation in terms of size and complexity of operations. Because the Committee believes that the competitive environment for qualified executives extends beyond the forest and paper products industry, the corporations represented in this salary comparison are not identical to those in the Industry Peer Group on page 22.

     The 50th percentile of prevailing practices (i.e., the median base salary of those included in such comparison) is used as a guideline for establishing salary levels. In determining base salaries, the Compensation Committee focused on base salaries paid to bonus-eligible executives in the selected comparison group. During 1993, executive officer salaries generally approximated the median (50th percentile) of prevailing comparative salary practices among the selected companies, based on competitive data as of the beginning of 1993. Based on this same data, 1993 base salaries of the executive officers included in the Summary Compensation Table on page 10, excluding Mr. Hahn and Mr. Van Meter who have retired, on average were approximately 10% above the median base salaries paid to comparable executives by companies included in the base salary comparison. Mr. Hahn's and Mr. Van Meter's base salaries were approximately 60% and 45%, respectively, above such median base salaries.

     Management Incentive Plan ("MIP"). The performance measures, award opportunities and operational mechanics of the MIP, the Corporation's annual incentive compensation plan covering among others all executive officers, are approved by the Compensation Committee and the Board of Directors, generally prior to the beginning of each calendar year. In 1993, the MIP provided for team bonuses based on achievement of the Corporation's specified Free Cash Flow goals for the year and individual bonuses based on the performance of the participants' responsibility areas and assessments of their managerial effectiveness.

     Under the MIP, Free Cash Flow is defined as cash provided by operations, plus (or minus) cash provided by (or used for) investment activities (including capital expenditures, acquisitions and sales of fixed assets), adjusted to exclude proceeds or payments with respect to the Corporation's accounts receivable sale program, with such additional adjustments as may be deemed appropriate by the Compensation Committee and the CEO to ensure the effective operation of the MIP. During 1993 only payments made to the Internal Revenue Service in settlement of tax claims relating to years prior to 1993 were excluded from the calculation of Free Cash Flow for the 1993 MIP because such payments did not relate to 1993 performance. The 1994 MIP is based on "MIP Cash Flow," which differs from Free Cash Flow under the 1993 MIP in that under the 1994 MIP, capital expenditures are excluded and additional adjustments will no longer be considered. See page 23 of this Proxy Statement.

     MIP award opportunities are expressed as percentages of the participants' base salaries and, for each participant group specified in the MIP, are established to provide median competitive opportunities when targeted performance is achieved and above median competitive opportunities when targeted performance is exceeded. The Compensation Committee structured the MIP based on the median practices of the same cross-section of U. S. industrial companies used in the determination of base salaries, both with respect to bonuses alone and total annual cash compensation. During 1993, a participant's individual bonus could not exceed the team bonus earned for the year. In addition, the combination of the participant's team and individual bonuses could not exceed 100% of base salary for the year.

     The threshold level of Free Cash Flow in order for any awards to be paid under the 1993 MIP was $257 million. Team bonuses were paid to executive officers based on achievement of Free Cash Flow of $452 million, and individual bonuses were paid based on the individual performance of such officers. The individual bonus component of each executive officer's award was reviewed and approved by the Compensation Committee based on the recommendations of the CEO. Based on competitive data, the bonuses paid to the executive officers included in the Summary Compensation

Table on page 10 who participated in the 1993 MIP ranged between 60% and 90% of the median bonuses paid to comparable executives by companies included in the compensation comparison. However, on average they were approximately 30% less than such median bonuses.

     During 1993 and in previous years, those who served as Chairman and/or Chief Executive Officer did not participate in the MIP. The rationale for this exclusion has been that the effectiveness of the CEO in setting the course and strategies of the Corporation and in striking an appropriate balance between short-term financial performance and long-term sustained creation of shareholder value is enhanced by disassociating him from a direct remunerative interest in the achievement of the short-term goals which drive the annual incentive plan. In lieu of the CEO's participating in the annual incentive plan, the Compensation Committee had the right to grant special cash bonuses to him if it determined such awards to be appropriate. All other executive officers participated in the MIP. In order to qualify such compensation for exclusion from the $1,000,000 cap on deductibility instituted by the 1993 Tax Act, beginning in 1994 the Chairman and Chief Executive Officer will participate in the MIP.

     Long-Term Incentive Plan. All executive officers, including the Chairman, participate in the Corporation's Long-Term Incentive Plan (the "LTIP"). This plan is the only long-term incentive vehicle used for executive officers and is based entirely on the performance of the Corporation's Common Stock in that:

     - Awards are earned under the plan only if the stock price appreciates significantly during the plan's performance measurement period, and

     - The actual value of earned awards received by participants is determined by the price of the Corporation's Common Stock five years after they are earned.

The plan is designed to encourage officers and key employees to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause the price of the Corporation's Common Stock to appreciate.

     The LTIP, which operates over a five-year performance period, provides opportunities for participants to earn shares of the Corporation's Common Stock if performance goals and continued employment requirements are met. Under the LTIP, each participant receives a contingent allocation of shares which can be earned during the five-year performance period. The size of the participant's total share allocation is based on his or her position within the Corporation and managerial responsibility.

     If the share allocation is not fully earned during the performance period, any remaining opportunity is forfeited. The share allocation is earned in 20% increments for each 20% increase in average stock price over the base price set by the Board or Compensation Committee (which is typically the fair market value of the stock at the time the allocations are made). Accordingly, the stock price must double in a five-year period for the full allocation to be earned. When an increment of the share allocation is earned, it is awarded in the form of restricted stock which vests five years after it is awarded. The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. During the vesting period, the awards of restricted stock generally are forfeitable upon voluntary termination of employment prior to age 65 without "good reason," or upon termination of employment by the Corporation for "cause" (as defined in the LTIP). During the vesting period, participants receive dividends on their restricted shares and have full voting rights, but they may not sell, transfer, pledge or otherwise dispose of such shares. When the restricted shares are vested, a cash payment designed to approximate the federal and state income tax obligations which are then payable is paid by the Corporation to appropriate taxing authorities on behalf of each participant. The tax payment is provided to remove the necessity for the executive to sell a significant portion of the stock earned under the LTIP to pay taxes. The value of such tax payments is considered in determining the appropriate size of the participants' share allocations.

  THE CHIEF EXECUTIVE OFFICERS' 1993 COMPENSATION.

     T. Marshall Hahn, Jr. served as Chairman and Chief Executive Officer until May 4, 1993, when Alston D. Correll succeeded him as Chief Executive Officer in anticipation of Mr. Hahn's scheduled retirement. Mr. Hahn retained the position of Chairman until his retirement on December 2, 1993, on which date Mr. Correll became Chairman and Chief Executive Officer.

     T. Marshall Hahn, Jr.

     Mr. Hahn's 1993 compensation consisted primarily of:

     - Base salary of $1,386,538;

     - A special cash bonus of $500,000; and

     - Participation in the LTIP.

     Mr. Hahn's base salary has not changed since January 1990. Given the Compensation Committee's continuing emphasis on providing the predominant portion of the CEO's compensation through incentive compensation arrangements and the fact that Mr. Hahn's salary was approximately 60% above the median base salary of CEOs of those companies included in the compensation comparison described above, it determined that no change be made in Mr. Hahn's salary for 1993. However, the Compensation Committee determined that Mr. Hahn's salary was properly reflective of his responsibilities, his individual contributions and the Corporation's overall performance.

     In December 1993, Mr. Hahn was paid a special cash bonus in the amount of $500,000, primarily on the basis of projected Free Cash Flow for 1993, his individual contributions during the year and his leadership in guiding the transition to a new Chairman and Chief Executive Officer. In addition, the Compensation Committee recognized the commitment made to Mr. Hahn in 1991 that he would not suffer any loss in his retirement benefits by agreeing to postpone his retirement for two years beyond age 65. The Compensation Committee believes that this bonus was approximately 10% and 25% below the median bonus paid to Chairmen and CEOs, respectively, of companies included in the compensation comparison described above.

     Although Mr. Hahn participated in the 1990 LTIP during 1993, he received no additional share allocations during the year. On November 29, 1993, Mr. Hahn earned a second 20,000-share award of restricted Common Stock under his March 1990 share allocation, when the Corporation's Common Stock attained an average stock price of $70.00 per share (a 40% increase over the $50.00 initial price for such allocation). The value of such shares on the date of award is reflected as an LTIP Payout on the Summary Compensation Table on page 10 of this Proxy Statement. Mr. Hahn also received dividends on restricted shares of Common Stock awarded under the LTIPs in 1993 and prior years in the aggregate amount of $193,600.

     Pursuant to the normal vesting provisions of the LTIPs, shares of restricted Common Stock awarded to Mr. Hahn in April 1988 vested in April 1993. Also in accordance with the vesting provisions of the LTIPs, the remainder of the restricted Common Stock previously awarded to Mr. Hahn vested upon his retirement on December 2, 1993. Under the terms of the LTIPs, cash payments aggregating $9,715,576 were paid to appropriate taxing authorities to satisfy Mr. Hahn's tax obligations arising from the vesting of his shares in 1993. Of this amount, $1,215,390 related to the vesting of shares awarded in 1993, and the remainder related to an aggregate of 142,000 shares awarded to Mr. Hahn in years prior to 1993.

     Upon his retirement, Mr. Hahn qualified for the standard retirement and welfare benefits made available to all of the Corporation's retired executive officers. In addition, Mr. Hahn will be provided office space and secretarial services for up to ten years. Although he is no longer eligible for share allocations under the 1990 LTIP, Mr. Hahn can earn additional awards under his 1990 and 1991 share allocations if the required levels of stock price appreciation are achieved prior to the expiration of the 1990 LTIP in March 1995. This provision applies to all officer participants in the 1990 LTIP who were at least age 62 at the inception of the 1990 LTIP, and allows them the same five-year period to earn awards as other participants in such plan.

  Alston D. Correll

     In 1993, the compensation of Alston D. Correll, the Corporation's Chairman and Chief Executive Officer as of December 31, consisted primarily of:

     - Base salary of $816,667;

     - A special bonus of $550,000; and

     - Participation in the LTIP.

     Mr. Correll's annual base salary rate was increased from $650,000 to $900,000 in May of 1993 in recognition of his promotion to Chairman and Chief Executive Officer. The Compensation Committee based its increase of Mr. Correll's base salary on its and the Board of Directors' assessments of his contributions to the Corporation, his experience and qualifications, and competitive base salary levels for comparable positions in corporations considered by the Corporation in its competitive analysis. Mr. Correll's 1993 base salary approximated the median of salaries paid by the corporations included in the comparison group to executives in comparable positions.

     Mr. Correll did not participate in the 1993 MIP. In February 1994, the Compensation Committee approved a special cash bonus for Mr. Correll in the amount of $550,000 after reviewing Mr. Correll's individual performance during 1993, and his contributions to the Corporation's Free Cash Flow and shareholder return performance, results of operations during 1993 and other appropriate factors. The Compensation Committee believes that this bonus was approximately 20% below the median bonus paid to CEOs of companies included in the compensation comparison described above.

     Mr. Correll is a participant in the 1990 LTIP. He received the following share allocations under the 1990 LTIP during 1993:

     - In January 1993, 40,000 shares with an initial share price of $59.80. This allocation can be earned in 8,000-share increments only if, and when, the average stock price reaches $71.76, $83.72, $95,68, $107.64 and $119.60.

     - In May 1993, 100,000 shares with an initial share price of $64.26. This allocation can be earned in 20,000-share increments only if, and when, the average stock price reaches $77.12, $89.97, $102.82, $115.67 and $128.52.

These share allocations were made in conjunction with Mr. Correll's promotion to President and Chief Executive Officer and associated increase in responsibilities, and were based on the Corporation's prior practice in granting LTIP allocations to executive officers (particularly the CEO) and the amounts of Mr. Correll's previous allocations under the LTIPs. In setting the size of these allocations, the Compensation Committee also recognized that because the 1990 LTIP expires in March 1995, approximately two years or less remained during which awards under the allocation could be earned.

     During 1993, Mr. Correll earned two awards of restricted Common Stock under the 1990 LTIP, the value of which is reflected as LTIP Payouts on the Summary Compensation Table on page 10 of this Proxy Statement:

     - On November 29, Mr. Correll earned the second award of 11,000 restricted shares under his March 1990 allocation, when the Corporation's average stock price reached $70.00 (a 40% increase over the $50.00 initial price for that allocation).

     - On December 7, Mr. Correll earned the first award of 8,000 restricted shares under his January 1993 allocation, when the Corporation's average stock price reached $71.76 (a 20% increase over the $59.80 initial price for that allocation).

     Pursuant to the normal vesting provisions of the LTIPs, 8,000 shares of restricted Common Stock awarded to Mr. Correll in April 1988 vested in April 1993. Under the terms of the 1988 LTIP, a cash payment of $449,275 was paid to appropriate taxing authorities to satisfy Mr. Correll's tax obligations arising from such vesting. Also during 1993, Mr. Correll received dividends on restricted stock awarded under the LTIPs in 1993 and prior years in the aggregate amount of $84,800. Mr. Correll also participates in retirement and other benefit programs provided to all executive officers.

     The Compensation Committee believes that the Corporation's executive compensation program is designed to achieve its objective of retaining and rewarding executives who contribute to the success of the Corporation in achieving its business objectives and increasing shareholder value. The Compensation Committee further believes that the program is fair to employees and shareholders, provides competitive opportunities, and strikes an appropriate balance among the interests and needs of the Corporation, its shareholders and its executives. Recognizing, however, that the Corporation is operating in an environment characterized by increasing complexity, growing global competitiveness, and continual change and growth, the Compensation Committee will continue to monitor the effectiveness of the program and will institute changes as it deems appropriate.

                                          Robert Carswell
                                          Donald V. Fites
                                          Clifton C. Garvin, Jr., Chairman
                                          Richard V. Giordano
                                          David R. Goode

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has constructed an industry peer group, which has been used for purposes of the performance comparison which appears below. This industry peer group consists of the Corporation and the following other forest and paper products companies:
Louisiana-Pacific Corp., International Paper Co., Weyerhaeuser Co., Union Camp Corporation, Westvaco Corporation, The Mead Corporation, Scott Paper Co., Champion International Corp., James River Corp. of Virginia, Stone Container Corp., and Boise Cascade Corporation. In developing the industry peer group index, the returns of these companies were weighted according to stock market capitalization at the beginning of each period for which a return is indicated.

             COMPARISON OF CUMULATIVE FIVE-YEAR SHAREHOLDER RETURN*

                                  GEORGIA-PA-
      MEASUREMENT POINT          CIFIC CORPO-    S&P 500 STOCK   INDUSTRY PEER
    (FISCAL YEAR COVERED)           RATION           INDEX           GROUP
1988                                      $100            $100            $100
1989                                       136             132             115
1990                                       109             128              96
1991                                       162             167             124
1992                                       194             179             139
1993                                       221             197             158

- ---------------

  * Assumes that the value of the investment in Georgia-Pacific Common Stock and each index was $100 on December 31, 1988 and that all dividends were reinvested.

             II. PROPOSAL TO APPROVE 1994 MANAGEMENT INCENTIVE PLAN

DESCRIPTION OF PLAN

     The Compensation Committee and the Board of Directors have adopted the 1994 Management Incentive Plan ("1994 MIP"), in the form attached hereto as Exhibit
A. The purpose of the 1994 MIP is to provide all officers of the Corporation and such non-officer employees of the Corporation as the Chairman and CEO shall designate (either individually or by class of employee) as participants, with the opportunity to earn team bonuses based on the Corporation's achievement of specified cash flow goals ("MIPCF") during 1994, and individual bonuses based on the financial performance of the participant's group or business unit and assessments of individual performance and managerial effectiveness. Potential awards under the 1994 MIP are expressed as percentages of the partici-pants' base salaries during 1994 (for certain executive officers, the rate of salary effective January 1, 1994).

     Pursuant to the terms of the 1994 MIP, the Compensation Committee (with the approval of the Board of Directors) has specified the minimum MIPCF for which team bonus awards will be paid ("Threshold MIPCF"), the MIPCF at which the percentage of base salary paid as team bonus awards reaches its maximum ("Maximum MIPCF"), intermediate MIPCF levels, and the percentage of base salary payable as team bonuses for each of these MIPCF levels. MIPCF is defined as cash provided by operations, plus (or minus) cash provided by (or used for) investment activities, all as determined using generally accepted accounting principles, and further adjusted to exclude (a) capital expenditures and (b) proceeds (payments) with respect to the accounts receivable sale program. The following table provides the Threshold and Maximum MIPCF levels that have been set by the Compensation Committee, and the team bonus percentages payable for each class of participant if such level of MIPCF is achieved:

                             TEAM BONUS PERCENTAGES
                               (% OF BASE SALARY)

                                                                           MAXIMUM MIPCF
                PARTICIPANT CLASS AND                  THRESHOLD MIPCF        $1,624
           CURRENT NUMBER OF PARTICIPANTS               $924 MILLION          MILLION
- -----------------------------------------------------  ---------------     -------------
Chairman and CEO.....................................        12.8%              46.7%*
(1 participant)
Senior Officers......................................        10.0               70.0
(16 participants)
Officers.............................................         8.0               50.0
(25 participants)
Senior Managers......................................         6.0               35.0
(248 participants)
Administrative                                                4.0               25.0
Manager/Staff........................................
(236 participants)

- ---------------

* Maximum team bonus reached for Chairman and CEO at MIPCF of $1,274 million.

Team bonus percentages for MIPCF levels falling between the Threshold, intermediate and Maximum MIPCF levels set by the Compensation Committee are determined by interpolation between adjacent levels.

     Each participant who receives a team bonus for 1994 will be eligible for an individual bonus. For participants other than Senior Officers (defined as any Group, Senior or Executive Vice President, the President or a Vice Chairman of the Corporation) and the Chairman and CEO, an individual bonus pool will be determined by the Compensation Committee based upon the recommendation of the Chairman and CEO and individual bonuses (which may not exceed 100% of a participant's team bonus) will reflect consideration of the level of group, division or business unit performance and individual performance, as determined for each participant by the responsible executive officer. For Senior Officers who are Group or Senior Vice Presidents, the Compensation Committee will determine an individual bonus pool upon recommendation of the Chairman and CEO, and individual bonuses (which may not exceed 100% of a participant's team bonus) will reflect consideration of the level of performance of business units or corporate functions for which each such officer is responsible. For all other Senior Officers, individual bonuses will equal 100% of their respective team bonuses, subject to reduction of each individual bonus by the Compensation Committee to an amount which, in the opinion of the Compensation Committee, appropriately reflects the level of performance of the business unit or corporate function for which each such officer is responsible.

The individual bonus for the Chairman and CEO will equal 200% of the team bonus applicable to him, subject to reduction at the discretion of the Compensation Committee based on its review and evaluation of such performance criteria as the Compensation Committee may deem appropriate.

     The 1994 MIP provides that the amount of individual bonuses for all participants will also reflect their individual performance (and that of any group, division or business unit under their supervision) with respect to the Corporation's standard operating policies. In addition, in no event may the total of the team and individual bonuses paid to any participant other than the Chairman and CEO exceed 100% of such participant's base salary for 1994. The Chairman and CEO's total bonus may not exceed 140% of his base salary for 1994. The 1994 MIP contains provisions for proration or elimination of awards in certain circumstances. Awards are payable as soon as practicable after the calculation of MIPCF for 1994, but not later than March 15, 1995.

     As required by applicable regulations of the Securities and Exchange Commission and the Internal Revenue Service, the following table sets forth the estimated maximum aggregate (team and individual) bonus amounts that could be paid to the individuals and classes of participants listed in such table under the 1994 MIP. The amounts disclosed in the table have been computed assuming the attainment of Maximum MIPCF of $1,624 million, salary levels in effect on January 1, 1994 for current participants, and payment of the maximum individual bonus permissible under the 1994 MIP for each participant. Actual team bonuses will be less than those assumed in the amounts below, because it is not expected that Maximum MIPCF will be attained, and individual bonuses, when actually set in accordance with the terms of the 1994 MIP, are expected to be significantly less than those assumed in the amounts below. No bonuses will be paid under the 1994 MIP if Threshold MIPCF of $924 million is not attained. In addition, amounts actually paid under the 1994 MIP will reflect the addition or deletion of participants and, for most participants, any changes in salary levels during 1994.

                               NEW PLAN BENEFITS
                         1994 MANAGEMENT INCENTIVE PLAN

                              NAME AND POSITION                                 DOLLAR VALUE($)
- ------------------------------------------------------------------------------  ---------------
Mr. Hahn......................................................................    $       -0-*
  Retired Chairman and Chief Executive Officer, Director
Mr. Correll...................................................................      1,295,000
  Chairman and Chief Executive Officer
Mr. Van Meter.................................................................        200,000**
  Vice Chairman and Chief Financial Officer (retired)
Mr. Mortensen.................................................................        555,000
  Executive Vice President-Building Products
Mr. Babin.....................................................................        460,000
  Executive Vice President-Pulp and Paper
Mr. MacConnell................................................................        310,000
  Senior Vice President-Distribution and Millwork
Executive Group...............................................................      5,270,000
Non-Executive Director Group..................................................            -0-*
Non-Executive Officer Employee Group..........................................     31,191,281

- ---------------

 * Non-employee Directors are not eligible to participate in the 1994 MIP. ** Based on Mr. Van Meter's actual period of employment during 1994 and his performance level in 1993.

ADMINISTRATION; AMENDMENT

     The Chairman and CEO administers the 1994 MIP, subject to approval by the Compensation Committee with respect to matters for which Committee approval is required under the terms of such plan. The Board of Directors, by action of the Compensation Committee, has expressly reserved the right to amend or terminate the 1994 MIP at any time, provided that no award may be reduced on or after December 31, 1994.

REQUIRED VOTE TO ADOPT THE 1994 MIP

     Under its terms, the 1994 MIP will be null and void from its inception unless it is approved, in a separate vote, by the affirmative vote of holders of at least a majority of the shares of the Corporation's Common Stock cast at a meeting of shareholders held on or prior to December 31, 1994. Shareholder approval of the 1994 MIP is necessary to preserve full deductibility for federal income tax purposes of amounts paid by the Corporation under such plan. Moreover, the Board believes that the 1994 MIP is an integral part of a compensation program that provides officers and other key employees of the Corporation both annual and long-term performance incentives that should enhance shareholder value. For these reasons, the Board of Directors recommends that the shareholders vote FOR the adoption of the 1994 MIP.

     Proxies solicited on behalf of the Board will be voted for this proposal unless shareholders specify a contrary choice in their proxies.

                          III. SHAREHOLDER PROPOSAL --
                              NOMINATING COMMITTEE

     The New York City Employees' Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, holder of 288,148 shares of the Corporation's Common Stock as of November 10, 1993, has notified the Corporation that it intends to present to the Annual Meeting for action by the shareholders the resolution set forth below. Such shareholder's statement in support of such resolution is also set forth below.

     Approval of the resolution requires the affirmative vote of holders of a majority of the shares of the Corporation's Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote on the proposal. Proxies solicited on behalf of the Board will be voted AGAINST this proposal unless shareholders specify a contrary choice in their proxies.

                "CREATION OF AN INDEPENDENT NOMINATING COMMITTEE
                              SHAREHOLDER PROPOSAL
                          GEORGIA-PACIFIC CORPORATION

Submitted on behalf of the New York City Employees' Retirement System by Elizabeth Holtzman, Comptroller of the City of New York.

     WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

     WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

     WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

     WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

     WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete, NOW THEREFORE BE IT

     RESOLVED, that the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who: (1) has not been employed by the company or an affiliate in an executive capacity within the last five years;
(2) is not, and has not been, a member of a company that is one of this company's paid advisors or consultants, (3) is not employed by a significant customer or supplier; (4) does not, and did not, have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. Also, to the extent possible within the standards stated above, no individual shall serve on the Committee in the year preceding the expiration of that individual's term as a director. The Committee's responsibilities shall include establishing procedures for the nominating process and developing for board approval the criteria for nomination.

                              STATEMENT OF SUPPORT

     As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

     We urge you to vote FOR this proposal."

                            STATEMENT OF OPPOSITION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

     The Corporation has had a Nominating Committee of the Board of Directors since 1982. As described on page 8 of this Proxy Statement, the Nominating Committee reviews and recommends to the Board nominees for election to the Board. The Committee also reviews and makes recommendations to the Board as to the composition, organization, work and affairs of the Board and its committees. No active or retired employee of the Corporation serves, or in recent years has served, on the Nominating Committee, nor will the Board elect any employee of the Corporation to serve on the Nominating Committee for 1994.

     The Corporation believes that diversity of experience and talent enhances the ability of the Board of Directors and its committees to function effectively in discharging their duties to the Corporation and its shareholders. For this reason, the Corporation's philosophy and practice has been to constitute its Board, and the Nominating and other committees of such Board, with members representing a cross-section of active and retired corporate executives and persons prominent in public life and nonprofit endeavors. In each of the last three years, for example, the Nominating Committee's members have included active and retired executives from other companies, an academic, and a member of the Board of Governors of the U.S. Postal Service.

     The Corporation supports the concept of a Nominating Committee composed of non-employee directors. It objects to this proposal because its definition of independence is unreasonably restrictive and unduly disqualifies persons with valuable experience and insight from serving on the Committee. Among other things, it would exclude persons with past business relationships that have ended, and persons who are executives of corporations with which the Corporation has business relationships that are immaterial in relation to the revenues and assets of both the Corporation and such other corporations. The Corporation's size and geographic breadth of operations make it likely that it will have business dealings with most large public corporations. The Corporation traditionally has taken a conservative approach to disclosing in its proxy statement relationships between it and the corporations for which its directors serve as executives, in the interest of full disclosure to the Corporation's shareholders. Under this proposal all such directors would be disqualified from service on the Nominating Committee. This would be the result regardless of whether, as the Corporation believes to be the case, the nature and amounts of such transactions are too insignificant to the Corporation and the other entities involved to affect such directors' ability to exercise independent judgment in serving on the Nominating Committee. The Board believes it is crucial that the directors who evaluate potential new directors include persons who understand the business world, regulatory environment and capital markets in which the Corporation operates. The rigid concept of independence contained in this proposal in order to serve on the Nominating Committee essentially would frustrate this objective.

     In considering the Board's position in opposition to this proposal, it should be noted that a few years ago the Board adopted a policy requiring it to maintain a majority of "independent" directors. Under the policy, "independent" directors are directors who are not employees, retired employees or in a business or professional relationship with the Corporation that is material to the director. Of its fifteen members, the Board currently includes only two current or former employees of the Corporation, neither of whom serves on the Nominating, Audit or Compensation Committees of the Board.

     The Board of Directors believes that its existing policies with respect to the composition of the Nominating Committee are sound and will ensure that the Committee exercises its judgment in the best interests of shareholders. For this reason and because it feels this proposal would deprive the Committee of the experience of directors with diverse backgrounds, the Board recommends a vote AGAINST this proposal. Proxies will be so voted unless shareholders specify otherwise in their proxies.

                               IV. OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. have audited the accounts of Georgia-Pacific and its subsidiaries since 1948 and have been appointed by the Board of Directors to continue in that capacity during 1994. A representative of Arthur Andersen & Co. will be present at the Annual Meeting of Shareholders with the opportunity to make a statement and will be available to respond to appropriate questions.

ADDITIONAL SOLICITATIONS

     Georgeson & Company Inc. has been engaged by the Corporation to solicit proxies at a cost not to exceed approximately $10,000. In addition to the solicitation of proxies by mail, other means of communication such as telephone, facsimile and personal interview may be employed by the officers, directors and regular employees of the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of stock in accordance with the schedule of charges approved by the New York Stock Exchange.

VOTING PROCEDURES

     The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock constitutes a quorum for the transaction of business at the Annual Meeting of Shareholders. The vote required to elect directors or approve any of the other proposals described in this Proxy Statement, as the case may be, is in each case set forth under the appropriate heading in this Proxy Statement. Proxy cards which are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Shares beneficially held in street name are counted for quorum purposes if such shares are voted on at least one matter to be considered at the meeting. Broker non-votes are neither counted for purposes of determining the number of affirmative votes required for approval of the proposals set forth in Sections II and III of this Proxy Statement, nor voted for or against matters presented for shareholder consideration. Consequently, so long as a quorum is present, such non-votes have no effect on the outcome of any vote. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions also are counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals set forth in Sections II and III of this Proxy Statement and, accordingly, have the effect of a vote against those proposals. If a quorum is present, abstentions have no effect on the outcome of voting for directors.

EXECUTION AND REVOCATION OF PROXY

     If stock is registered in the name of more than one person, each such person should sign the proxy. If the proxy is signed by an attorney, executor, administrator, trustee, guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and (if not previously furnished with a prior proxy) a certificate should be furnished showing evidence of appointment.

     The giving of the proxy does not affect the right to vote in person should the shareholder be able to attend the meeting. The proxy may be revoked at any time before it is exercised, in which event written notice of revocation should be filed with the Secretary of the Corporation.

REPORTING REQUIREMENT UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange reports of changes in ownership of Common Stock. Securities and Exchange Commission regulations require that such directors and executive officers furnish to the Corporation copies of all Section 16(a) forms they file. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 1993, all its officers and directors complied with applicable Section 16(a) filing requirements, except as follows. Due to a misunderstanding regarding the application of the Section 16(a) reporting rules to indirect holdings and transactions in the Georgia-Pacific Stock Fund of the Corporation's Savings and Capital Growth Plan, Clint M. Kennedy, Group Vice President -- Pulp and Bleached Board, inadvertently omitted holdings in such Fund from the Form 3 he filed in 1992. In addition, shares acquired through the dividend reinvestment feature of the Savings and Capital Growth Plan on two separate dates in 1992 were not included on the Form 5 he filed for 1992, and no Form 4 was filed to report a transfer of a portion of his interest out of the Georgia-Pacific Stock Fund in 1992. When this matter was brought to his attention, Mr. Kennedy promptly reported his holdings and these transactions on his Form 5 for 1993, which was timely filed.

SHAREHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS

     Any shareholder of record entitled to vote generally in the election of directors may nominate persons for election as directors at a meeting if written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days nor more than 75 days prior to the meeting. In the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder of his or her intent to nominate must be so received by the Secretary of the Corporation by the close of business on the

10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.

     Each such shareholder notice to the Secretary of his or her intent to nominate must set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Corporation's capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (iii) the class and number of shares of Common Stock held of record, owned beneficially, and represented by proxy, by the shareholder, and each proposed nominee, as of the date of the notice; (iv) the name, age, business and residence addresses, and principal occupation or employment of each proposed nominee; (v) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (vi) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vii) the written consent of each proposed nominee to serve as a director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

SHAREHOLDER PROPOSALS

     Shareholder proposals for the Annual Meeting of Shareholders on May 2, 1995, will not be included in the Corporation's Proxy Statement for that meeting unless received by the Corporation at its executive office in Atlanta, Georgia, on or prior to November ( ), 1994. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

                                             By order of the Board of Directors,


                                             /s/ Kenneth F. Khoury
                                             -----------------------------
                                             Kenneth F. Khoury
                                             Secretary
Atlanta, Georgia
March (   ), 1994.

     THE CORPORATION'S 1993 ANNUAL REPORT TO SHAREHOLDERS, WHICH INCLUDES AUDITED FINANCIAL STATEMENTS, HAS BEEN MAILED TO SHAREHOLDERS OF THE CORPORATION. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

     A COPY OF GEORGIA-PACIFIC CORPORATION'S 1993 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE SUPPLIED WITHOUT CHARGE UPON REQUEST. ANNUAL STATISTICAL UPDATES ARE ALSO AVAILABLE. REQUESTS FOR SUCH FINANCIAL INFORMATION SHOULD BE DIRECTED TO:

  INVESTOR RELATIONS
  GEORGIA-PACIFIC CORPORATION
  P. O. BOX 105605
  ATLANTA, GEORGIA 30348
  (404) 652-5555

                                                                       EXHIBIT A

                          GEORGIA-PACIFIC CORPORATION
                         1994 MANAGEMENT INCENTIVE PLAN
  (As Amended and Restated by Action of the Board of Directors on February 2,
                                     1994)

     By action of its Board of Directors on February 2, 1994, Georgia-Pacific Corporation adopted the Georgia-Pacific Corporation 1994 Management Incentive Plan ("MIP") for its senior management and staff effective for calendar year 1994 (the "Covered Year"):

I. DEFINITIONS

     For purposes of the MIP, the following terms or phrases shall have the indicated meanings:

          1. "Affected Officer" means any Executive Vice President, President, Vice Chairman or Chairman of Georgia-Pacific Corporation as of January 1, 1994.

          2. "Board" means the Board of Directors of Georgia-Pacific
     Corporation.

          3. "MIP Cash Flow" or "MIPCF" means cash provided by operations for the Covered Year plus (minus) cash provided by (used for) investment activities during the Covered Year, all as determined using generally accepted accounting principles, provided that the calculation will be further adjusted to exclude (a) capital expenditures and (b) proceeds (payments) with respect to the accounts receivable program.

          4. "Chairman" means the Chairman and Chief Executive Officer of Georgia-Pacific Corporation or, if one person does not hold both of these offices, the Chief Executive Officer of Georgia-Pacific Corporation.

          5. "Committee" means the Stock Option Plan and Management Compensation Committee of the Board.

          6. "Compensation" means the compensation of a Participant for a given Covered Year as determined by the Plan Administrator using the definition of "Compensation" under the Georgia-Pacific Corporation Savings and Capital Growth Plan ("Savings Plan") (but without regard to any cap on Compensation established under the Savings Plan), provided that notwithstanding the foregoing, for Participants who are Affected Officers, "Compensation" means the annual rate of base salary effective January 1, 1994 (taking into account base salary increases retroactively effective to that date as approved by the Committee and the Board at their first regular meetings during the Covered Year).

          7. "Corporation" means Georgia-Pacific Corporation and its subsidiaries.

          8. "Covered Year" means calendar year 1994.

          9. "Employee" means any full-time, salaried employee of the Corporation.

          10. "Senior Officer" means any Group, Senior or Executive Vice President, the President or a Vice Chairman of Georgia-Pacific Corporation.

          11. "Maximum MIPCF" means the MIPCF at which the percentage of Compensation paid as Team Bonus Awards reaches its maximum, as determined by the Committee in its discretion.

          12. "Participant" means an Employee of the Corporation who, for a given year, meets the eligibility standards of Section II.

          13. "Plan Administrator" means the person or entity having administrative authority under this MIP, as specified in Section IV.

          14. "Threshold MIPCF" means the minimum MIPCF for which Team Bonus Awards will be paid, as determined by the Committee.

II. ELIGIBILITY

     1. Participation Criteria. An Employee will be eligible to participate in the MIP for a given year if he or she is on January 1, 1994, an officer of Georgia-Pacific Corporation (or becomes an officer during the Covered Year) or, if a non-officer, has been designated by the Chairman as a Participant (including designation in a specific class of participation, if applicable) at the beginning of the year or has been added as a Participant in the MIP (including designation in a specific class of participation, if applicable) by act of the Chairman.

     2. Limitations. Notwithstanding anything in subsection 1 of this Section II to the contrary:

          (a) A Participant who terminates employment with the Corporation during the Covered Year may receive a prorated - or no - award pursuant to subsection 4 of Section III.

          (b) The Chairman shall have authority, in his discretion, to add or delete non-officer Employees from the Participant group.

          (c) Participants in other incentive compensation programs (excluding any stock option or restricted stock plan) maintained by the Corporation are not eligible to participate in the MIP.

III. AWARDS

     The MIP contemplates two different types of awards, viz., the Team Bonus Award ("Team Bonus") and the Individual Bonus Award ("Individual Bonus"):

          1. Standards for Award of Team Bonuses. Team Bonuses for each Participant under this MIP will equal a percentage of the Participant's Compensation determined pursuant to standards adopted by the Committee (subject to Board approval) prior to April 1, 1994 as follows:

             (a) First, the Committee (subject to the approval of the Board) will specify, in its discretion, the Threshold MIPCF, the Maximum MIPCF, intermediate MIPCF levels and the percentage of Compensation payable as Team Bonuses (which need not be the same for all classes of Participants) for each of these MIPCF levels.

             (b) Second, the percentage for any MIPCF between a given MIPCF level and the next preceding or following level shall be determined by interpolation between those two levels.

             (c) Third, for MIPCFs below the Threshold MIPCF, no Team Bonuses shall be paid; for all MIPCFs above the Maximum MIPCF, the percentage of Compensation corresponding to the Maximum MIPCF shall be paid. No Individual Bonuses will be paid for the Covered Year if the Threshold MIPCF is not attained in that year.

          2. Amount of Individual Bonuses. Each Participant who receives a Team Bonus for a Covered Year will be eligible for an Individual Bonus which will be determined as follows:

             (a) For Participants other than Senior Officers and the Chairman, an Individual Bonus pool will be determined by the Committee based upon the recommendation of the Chairman and will reflect consideration of the level of group/division/business unit performance and individual performance, as determined for each Participant by the responsible executive officer, and any additional guidelines determined by the Chairman.

             (b) For Senior Officers other than Affected Officers, an Individual Bonus pool will be determined by the Committee based upon a recommendation of the Chairman and will reflect consideration of the level of performance of business units or corporate functions for which each such officer is responsible and any additional guidelines determined by the Chairman.

             (c) For Affected Officers other than the Chairman, the Individual Bonuses shall equal one hundred percent (100%) of their respective Team Bonuses subject to reduction of each Individual Bonus by the Committee to an amount which, in the opinion of the Committee, appropriately reflects the level of performance of the business unit or corporate function for which each such officer is responsible.

             (d) For the Chairman, the Individual Bonus shall equal two hundred percent (200%) of the Team Bonus applicable to him, subject to reduction by the Committee, in its discretion, based on its review and evaluation of such performance criteria as the Committee may deem appropriate.

          The magnitude of the Individual Bonuses for all Participants will also reflect their individual performance -- and the performance of any group/division/business unit under their supervision -- with respect to the Corporation's standing policies (as applicable and in effect from time to time), in particular (but without limitation) the Corporation's Code of Conduct and its safety and environmental policies. No Individual Bonus may exceed the amount of the recipient's Team Bonus for the Covered Year. In no event may the total the Team Bonus and the Individual Bonus for a Participant other than the Chairman exceed one hundred percent (100%) of the Participant's Compensation for the Covered Year; the sum of the Chairman's Team Bonus and Individual Bonus may not exceed one hundred forty percent (140%) of his Compensation for the Covered Year.

          3. Payment of Awards. Awards shall be paid as soon as practicable after the calculation of MIPCF for the Covered Year, but in no event later than March 15 following the end of the Covered Year. In the event of the death of a Participant, any awards due to -- or in respect of -- him or her under this Plan will be paid, first, to his or her surviving spouse (if any) and, if there is no surviving spouse, to his or her estate.

          4. Modifications of Awards/Special Situations:

          (a) A Participant who, during the Covered Year, retires having attained at least age 65, retires having attained age 55 and having accumulated at least ten (10) years of service for vesting purposes under the Savings Plan ("Vesting Service"), dies or becomes totally and permanently disabled (as determined by the Plan Administrator pursuant to the standards of the Georgia-Pacific Corporation Salaried Long-Term Disability Plan) shall be entitled to awards prorated to reflect the number of full months actually worked during the Covered Year.

          (b) In the Chairman's discretion (but subject to Committee approval in the case of Affected Officers), groups of Participants who are terminated by reason of the Corporation's divestiture of a subsidiary or assets or individual Participants whose employment with the Corporation is terminated (for reasons other than death, disability or retirement as described in subsection (a)) during the Covered Year may receive awards prorated as described above in subsection (a); provided, however, that an eligible Employee who would have been entitled to a prorated award under subsection
     (a) if he or she had retired at or before the closing date of such divestiture will be deemed to have retired for purposes of this Section
     III. 4; and provided, further, that in the case of Participants who are not officers of Georgia-Pacific Corporation, the Chairman may delegate the exercise of his discretion under this paragraph (b) to other officers of Georgia-Pacific Corporation.

          (c) Eligible Employees terminated under circumstances not described under subsections (a) or (b) above will not be entitled to any awards for the year of termination; provided, however, that Employees terminated after age 65 or after age 55 with ten (10) years of Vesting Service will be deemed to have retired under subsection (a).

IV. ADMINISTRATION

     The Chairman shall be the Plan Administrator and shall have complete control over the administration of the MIP, with all powers necessary to carry out such duties and responsibilities, including the power to construe the MIP and Board resolutions establishing the MIP, to adopt and revise pertinent rules and regulations and to resolve all interpretative, calculation and other questions arising under the MIP (subject at all times to approval by the Committee with respect to matters for which Committee approval is expressly required under this MIP). The Chairman may act personally in this regard or through a delegate designated by him. The decision of the Chairman on all matters within the scope of the authority of the Plan Administrator (or of the Committee on matters within its scope of authority) shall be final and binding on all affected parties (including, without limitation, the Corporation, shareholders, Participants, and other Employees).

V. AMENDMENT OR TERMINATION

     The Board, by action of the Committee, expressly reserves the right to amend or terminate the MIP at any time, provided that no "vested" award may thereby be reduced. Awards shall be deemed to "vest" on December 31 of the Covered Year.

VI. MISCELLANEOUS

     1. Awards Unfunded. Awards payable pursuant to the MIP (if any) shall be paid solely from the general assets of the Corporation. No trust or other funding device providing for the identification or segregation of assets to fund MIP awards has been established, nor is it the Corporation's intention to do so. Each Participant shall be an unsecured creditor of the Corporation with respect to any interest he or she may have in award payments under the MIP.

     2. Taxation of Awards. Awards under the MIP will be compensation subject to Federal and State tax withholding (including, without limitation, FICA withholding) in the calendar year in which they are paid.

     3. Retirement Plans and Welfare Benefit Plans. Except as otherwise specified in the plan in question, awards under the MIP will not be included as "compensation" for purposes of the Corporation's retirement plans (both qualified and non-qualified) or welfare benefit plans.

     4. Spendthrift Clause. A Participant may not assign, anticipate, alienate, commute, pledge or encumber any benefits to which he or she may become entitled under the MIP, nor are the awards subject to attachment or garnishment by any creditor.

     5. No Contract of Employment. The Corporation intends that the awards provided under the MIP be a term of employment and a part of each Participant's compensation and benefit package. The MIP does not give any Participant the right to be retained in the employment of the Corporation for any period.

VII. EFFECTIVE DATE/SHAREHOLDER APPROVAL

     1. Effective Date. The MIP shall become effective on January 1, 1994 for the Covered Year.

     2. Shareholder Approval. Notwithstanding anything in this MIP to the contrary, the MIP shall be null and void from inception if it is not approved, in a separate vote, by the affirmative vote of the holders of at least a majority of the shares of the common stock of Georgia-Pacific Corporation voted at a meeting of such shareholders duly held in accordance with the applicable corporate law of the State of Georgia and the By-Laws of the Company on or prior to December 31, 1994.

                               PRELIMINARY COPY

P                        GEORGIA-PACIFIC CORPORATION
R
O              PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
X                       ANNUAL MEETING MAY 3, 1994
Y

The undersigned hereby appoints A.D. Correll, James F. Kelley and Kenneth F. Khoury, jointly and severally, proxies with full power of substitution, to vote all shares of Common Stock of GEORGIA-PACIFIC CORPORATION owned of record by the undersigned, and which the undersigned is entitled to vote on all matters which may come before the 1994 Annual Meeting of Shareholders to be held at the Sheraton Augusta Hotel, 2651 Perimeter Parkway, Augusta, Georgia, on May 3, 1994 at 11:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein.

                                                              Change of Address:
Election of Directors:

Nominees in Class I:  Alston D. Correll, Jane Evans, Richard  _______________________________________
V. Giordano, M. Douglas Ivester, Louis W. Sullivan, M.D.      _______________________________________
                                                              _______________________________________
                                                              _______________________________________
                                                              (if you have written in the above space,
                                                              please mark the corresponding box on the
                                                              reverse side of this card.)

                                                                                   /SEE REVERSE SIDE/


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.



/ X / Please mark your
      vote as in this
      example.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR election of directors, FOR Item 2 and AGAINST Item 3.

        The Board of Directors recommends a vote FOR Items 1 and 2.               The Board of Directors recommends a vote AGAINST
                                                                                  Item 3.
                  FOR   WITHHELD                         FOR    AGAINST  ABSTAIN                              FOR  AGAINST  ABSTAIN
1.  Election of  /  /    /  /      2.  Approve 1994     /  /     /  /     /  /    3.  Adoption of Shareholder /  /   /  /    /  /
    Directors                          Management                                     Proposal:
                                       Incentive Plan                                 Nominating Committee
(See reverse)
For, except vote withheld from the following nominee(s):

_______________________________________________________
                                                                                                                 YES       NO
                                                                                             Do you plan to     /  /      /  /
                                                                                             attend the Annual
                                                                                             Meeting?

                                                                                             Change of Address  /  /
                                                                                             on Reverse Side.

                                                                                  Please sign exactly as name appears hereon.  Joint
                                                                                  owners should each sign.  When signing as
                                                                                  attorney, executor, administrator, trustee or
                                                                                  guardian, please give full title as such.

                                                                                 ___________________________________________________

                                                                                 ___________________________________________________
                                                                                    SIGNATURE(S)                            DATE

                         APPENDIX TO PROXY STATEMENT

        DIFFERENCES BETWEEN THE ELECTRONIC FILING AND THE PRINTED BOOK


     On pages 2 through 5 of the printed book, photographs of the Board of Directors appear, while the electronic filing replaces each photograph with a series of horizontal lines.